Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Deb Weyker, Vice President Marketing

Phone: (920) 652-3274

dweyker@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First announces corporate name change to

Bank First Corporation

MANITOWOC, Wis, June 26, 2019 — Bank First (NASDAQ: BFC) announced that effective today its corporate name has been changed from Bank First National Corporation to Bank First Corporation. Shareholders approved the name change at the company’s Annual Meeting of the Shareholders on June 10, 2019.

“The company’s board of directors and management team agreed the name change of our holding company will better align with the bank’s name, the company’s ticker symbol, and will be less confusing to our customers and potential investors,” said Mike Molepske, President and CEO. “Current shareholders do not need to take any action regarding their stock registration or dividends, nor will they need new stock certificates issued.”

For more information about Bank First, visit www.BankFirstWI.bank.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 19 banking locations in Manitowoc, Brown, Sheboygan, Outagamie, Winnebago, Waupaca and Barron counties. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-member of a data processing subsidiary, UFS, LLC, which provides data and technology services for over 50 Midwest banks. The Company employs approximately 247 full-time equivalent staff and has assets of $1.81 billion as of March 31, 2019. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.